Desert Pacific Exploration, Inc.

1680 Greenfield Drive	Tel (775) 825-8215
Reno, NV 89509 USA	Fax (775) 825-8216

April 9, 2012

Mr. Brent Welke,
President, CEO,
All American Gold Corp.
700 North High School Road, Suite 203,
Indianapolis, IN 46214

Re: Letter Agreement. “Essex” property, White Pine County, Nevada. Unpatented mining claims: TC #35-40, BLM serial #’s NMC 709646-709650; TC #15, 17, 33-35, 41-45, BLM serial #’s NMC 1029892-1029901.

Dear Sir:

The following non-binding Letter of Intent (LOI) sets out the general terms and conditions for the agreement between Desert Pacific Exploration, Inc. (Lessor) and All American Gold Corp. (Lessee) for the “Essex” mineral property located in White Pine County, Nevada, U. S. A.

Form of Agreement	Mining Lease

Term	20 years with automatic extensions so long as conditions of the lease are met.

Production Royalties	3.0% Net Smelter Return (NSR)

Non-refundable Reimbursement of holding costs	US $ 2,500.00

Advance Royalties	Upon Execution	US $ 20,000.00
	1st Anniversary	US $ 25,000.00
	2nd Anniversary	US $ 30,000.00
	3rd Anniversary	US $ 40,000.00
	4thAnniv. & thereafter	US $ 50,000.00

Adjusted to annual changes in the consumer price index (CPI) with 2016 as the base year. CPI payments apply to payments beginning with the 4th anniversary.

Royalty Buydown	US $5 million for 1.5% NSR.

Share Distributions	100,000 shares due on each of the first 4 anniversaries

Performance Requirements	Federal and state mining claim maintenance fees will be reimbursed to Lessor by Lessee by June 1 for any year in which this agreement is maintained in good standing.

Reclamation	Lessee shall fully bond and perform all required reclamation work on the Property as required by Federal, State, and Local law for disturbances resulting from Lessee’s activities on the Property.

Assignment	Freely assignable by either party so long as Assignee accepts terms and conditions of the Lease in writing.

Interest Area	One mile from the outside perimeter of the Essex claim boundary for new claims located either by Lessor or Lessee.

New Staking	Lessee to pay for locating and recording an additional 20 to 25 unpatented claims, contiguous with the existing claim block, following execution of this document.

Exclusivity	Lessor agrees to an exclusive period of time in which negotiations will only be conducted with Lessee. This period will commence on execution of this letter agreement and continue until May 10, 2012. The Lessee acknowledges that this exclusivity is given by the Lessor for an initial reimbursement of annual claim fees paid by Lessor for 2012.

If the above terms and conditions are acceptable, please acknowledge by signing in the space provided below and return one copy. This LOI provides an informal acknowledgement of the terms and conditions under which a formal and more comprehensive agreement, incorporating these general terms can be prepared.

Sincerely,
Desert Pacific Exploration, Inc.

/s/ “Herb Duerr”

Herb Duerr
President
hduerr@sbcglobal.net
C. 775-771-1420

Agreed and accepted to this 9th day of April, 2012

/s/ “Gaspar R. Gonzalez”

By:	Gaspar R. Gonzalez	Treasurer
	All American Gold Corp.	Title